Name of Reporting Persons:	John R. Muse Andrew S. Rosen

Address of Reporting Persons:	c/o HM Capital Partners 200 Crescent Court, Suite 1600
Dallas, Texas75201

Issuer Name and Ticker or Trading Symbol:	Viasystems Group, Inc. (VIAS)

Date of Event Requiring Statement
(Month/Day/Year):	12/31/2012

Explanation of Responses.

VG Holdings, LLC (“Holdings”) is the record holder of 15,562,558 shares of common stock of Viasystems Group, Inc. (the “Viasystems Shares”).

Each of Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Equity Fund III”), HM3 Coinvestors, L.P. (“HM3 Coinvestors”), HMTF Equity Fund IV (1999), L.P. (“Equity Fund IV”), HMTF Private Equity Fund IV (1999), L.P. (“Private Equity Fund IV”), HM 4-P (1999) Coinvestors, L.P. (“4-P Coinvestors”), HM 4-EQ (1999) Coinvestors, L.P. (“EQ Coinvestors”), and Hicks, Muse, PG-IV (1999), C.V. (“PG-IV” and together with Equity Fund III, HM3 Coinvestors, Equity Fund IV, Private Equity Fund IV, 4-P Coinvestors, EQ Coinvestors, the “HM Entities”) are parties to that certain Limited Liability Company Agreement of Holdings, dated as of February 11, 2010 (the “LLC Agreement”), among the HM Entities, TCW Shared Opportunities Fund III, L.P., and GSC Recovery II, L.P. and certain of its affiliates, pursuant to which such persons (each an “Investor Party”) have agreed to, among other things, designate up to five (5) nominees for election to the board of directors of Viasystems Group, Inc. and to vote the Viasystems Shares in favor of such nominees.  As a result, the Investor Parties may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended, and each Investor Party may be deemed to beneficially own Viasystems Shares that may be beneficially owned by the other Investor Parties. Except as set forth herein, each of the HM Entities hereby disclaim beneficial ownership of any Viasystems Shares that may be beneficially owned by any other Investor Party (including any other HM Entity), and this report shall not be deemed an admission that any HM Entity is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Hicks Muse Fund III Incorporated (“Fund III Incorporated”) is the ultimate general partner of each of HM3 Coinvestors and Equity Fund III and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by such entities. Fund III Incorporated disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Fund III Incorporated is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Hicks, Muse (1999) Fund IV, LLC (“Fund IV LLC”) is the ultimate general partner of each of Equity Fund IV, Private Equity Fund IV, 4-P Coinvestors and EQ Coinvestors and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by such entities. Fund IV LLC disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Fund IV LLC is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

HM Fund IV Cayman, LLC (“Fund IV Cayman” collectively with Fund III Incorporated and Fund IV LLC, the “General Partners”) is the ultimate general partner of PG-IV and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by PG-IV. Fund IV Cayman disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Fund IV Cayman is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Previously, the committee that exercises voting and dispositive power over the shares beneficially owned by each of the General Partners consisted of three individuals, no single member of which had dispositive and/or voting power over the Viasystems Shares.  As a result of such committee currently consisting of two members (John R. Muse and Andrew S. Rosen), Messrs. Muse and Rosen may be deemed to share dispositive and/or voting power over all or a portion of the Viasystems Shares beneficially owned by the General Partners.  Each of Messrs. Muse and Rosen disclaims the existence of a group and disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Messrs. Muse or Rosen is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.